Exhibit 10.06

     SENIOR EXECUTIVE RETENTION AGREEMENT

    THIS AGREEMENT ("Agreement"), by and between ALADDIN GAMING, LLC a Nevada limited liability company (the "Company"), and Thomas A. Lettero (the "Executive").

WITNESSETH:

    WHEREAS, the Company and Executive entered into that certain employment agreement dated March 7, 2000 ("Employment Agreement"), and has determined that the Executive is a key executive of the Company and it is the desire of the Company to assure itself of the availability of the services of the Executive and to provide assurances to the Executive of employment in the event of the commencement of a Chapter 11 case for the Company or in the event of a Change of Control (collectively an "Event");

    WHEREAS, in the event that there occurs an Event, the Company believes it imperative that the Company be able to rely upon the Executive to continue in his position and, if required, to assess any proposal or transaction which would cause an Event and advise management and the Company as to whether such proposal or transaction would be in the best interest of the Company and its members, free from concern that his recommendations may adversely affect his continued employment:

    NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of an Event and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

    1.  Services During Certain Events. The Executive agrees that he will not voluntarily leave the employ of the Company and will continue to render services to the Company as provided in the Employment Agreement until the later of 18 months from the date of this Agreement or an Event Completion, as hereinafter defined ("Expiration Date"), provided, however, if no Event occurs within 18 months from the date of this Agreement, the Expiration Date shall be 18 months from the date of this Agreement. In the event the Employment Agreement terminates prior to the Expiration Date, then the Employment Agreement shall be extended through the Expiration Date unless otherwise terminated as provided therein.

    2.  Incentive Bonus Payments. From the date of this Agreement until the earlier of (a) the Expiration Date, (b) the date the Company terminates the Executive with Cause or (c) the Executive quits the employ of the Company without Good Reason, the Company shall pay Executive, in addition to the Base Salary pursuant to the Employment Agreement, less customary payroll deductions, the following bonus(es):

  (i)
  If, for the calendar year 2001, the Company achieves $63 million in EBITDA (as defined and computed in accordance with the Company's Credit Agreement, dated February 26, 1998, (collectively, as amended, "Credit Agreement")), Executive shall be paid a bonus equal to 15% of the Executive's then-existing annual base salary, payable on or before March 31, 2002;

  (ii)
  For the calendar year 2002,

  a.
  If, for the First Quarter 2002, the Company achieves "EBITDA" equal to or greater than the Company's "fixed charges" (both terms as defined and computed in accordance with the Credit Agreement) for that quarter, then the Company shall pay Executive a bonus equal to 5% of Executive's then-existing annual base salary, payable on or before 45 days after the end of that calendar quarter;

  b.
  If, for the Second Quarter 2002, the Company achieves "EBITDA" equal to or greater than the Company's "fixed charges" (both terms as defined and computed in accordance with the Credit Agreement) for that quarter, then the Company shall pay Executive a bonus equal to 10% of Executive's then-existing annual base salary, payable on or before 45 days after the end of that calendar quarter;

    c.
    If, for the Third Quarter 2002, the Company achieves "EBITDA" equal to or greater than the Company's "fixed charges" (both terms as defined and computed in accordance with the Credit Agreement) for that quarter, then the Company shall pay Executive a bonus equal to 15% of Executive's then-existing annual base salary, payable on or before 45 days after the end of that calendar quarter; and

    d.
    If, for the entire Year 2002, the Company achieves "EBITDA" for the entire Year 2002 equal to or greater than the Company's "fixed charges" (both terms as defined and computed in accordance with the Credit Agreement) for the entire Year 2002, then the Company shall pay Executive a bonus equal to 50% of Executive's then-existing annual base salary, less the amounts, if any, previously paid to the Executive pursuant to Sections 2(ii)(a), (b) and/or (c), such net amount to be paid on or before 90 days after the end of that calendar quarter.

    3.  Retention Bonus Payment. If there is an Event prior to the Expiration Date, then upon the Payment Date, the Company shall pay to the Executive as compensation for services rendered to the Company cash in an amount equal to three (3) times his then-existing aggregate annual base salary, (excluding bonus or options) less customary payroll deductions; provided, however, the foregoing shall not apply if the Executive has quit without Good Reason or has been terminated by the Company with Cause prior to the Event's occurrence.

    4.  Definitions.

  (a)
  "Cause" shall mean (i) conviction of a felony, (ii) embezzlement or misappropriation of money or property of the Company, (iii) denial, rejection, suspension or revocation of any gaming license or permit, (iv) Executive's material breach of Section 6 of the Employment Agreement which material breach has an adverse impact on the Company or (v) Executive quits without Good Reason, as defined herein.

  (b)
  "Change of Control" means either: (i) if collectively the Trust under Article Sixth u/w/o Sigmund Sommer and London Clubs International, plc ("London Clubs"), through their respective subsidiaries own less than 50% of the equity of either the Company and/or Aladdin Gaming Holdings, LLC (for purposes of this section, collectively and/or individually hereinafter "Aladdin"); or (ii) if a third party acquires, directly or indirectly, control of Aladdin or substantially all of its assets.

  (c)
  "Event Completion" means the effective date of a plan of reorganization for the Company or 90 days after a Change of Control.

  (d)
  "Good Reason" shall mean (i) a material reduction in Executive's duties, authorities and responsibilities without his consent provided Executive gives the Company written notice specifying such action and the Company has not cured or abated such action within twenty (20) days thereafter, provided that a change in Executive's direct report shall not in and of itself constitute evidence of a material reduction in duties, authorities and responsibilities; or (ii) a reduction by the Company in the Executive's base salary, in effect immediately prior to such reduction, without his consent, provided Executive gives the Company written notice specifying such action and the Company has not cured or abated such action within twenty (20) days thereafter; and (iii) the failure of the Company to cause this Agreement to be assumed as provided for in paragraph 11 below.

  (e)
  "Payment Date" shall mean the earlier of (i) the Event Completion, (ii) the date the Company terminates the Executive without Cause or (iii) the date the Executive quits with Good Reason.

  (f)
  "Person" shall have the same meaning as such term has under section 13(d) of the Act and the regulations promulgated thereunder.

    5.  Indemnification. If litigation shall be brought to enforce or interpret any provision contained herein or to recover from the Executive any moneys paid pursuant to this Agreement, the Company, to the extent permitted by applicable law and the Company's Articles of Organization, hereby agrees to indemnify the Executive for his or her reasonable attorneys' fees and disbursements incurred in such litigation, and hereby agrees to pay any money judgment obtained from the Executive and prejudgment interest on any money judgment obtained from the Executive.

    6.  Payment Obligations Absolute. The Company's obligation to pay the Executive the payment and to make the arrangements provided for herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement.

    7.  Continuing Obligations. The Executive shall retain in confidence any confidential information known to him concerning the Company and its respective businesses so long as such information is not publicly disclosed and otherwise comply with Section 6(a) of the Employment Agreement in all respects.

    8.  Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate and the Company and any successor of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

    9.  Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    10. Prior Agreements. This Agreement supersedes any prior severance and retention agreement between the Executive and the Company. Notwithstanding the prior sentence, this Agreement does not supersede or amend the Employment Agreement except as to those provisions relating to retention and severance, and is a separate and independent contract between the Company and the Executive.

[Balance of Page Intentionally Left Blank]

    11. Chapter 11 Case. In the event the Company commences a Chapter 11 case prior to the Expiration Date, the company shall file a motion within two (2) business days of the petition date for the Chapter 11 Case to assume this Agreement pursuant to Section 365 of the Bankruptcy Code. In the event an order is not entered by the Bankruptcy Court approving the assumption of this Agreement within thirty (30) days of the petition date, which order does not become a final, non-appealable order within fifteen (15) days thereof, Executive has the right to terminate his employment with the Company with good reason.

    12. Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada.

    13. Termination. This Agreement shall terminate on the Expiration Date; however, the Company's obligations pursuant to Section 3, 5, 6 and 8 above and the Executive's obligations pursuant to Sections 6, 7 and 9(j) of the Employment Agreement, shall survive termination.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the 11th day of June, 2001.

ALADDIN GAMING, LLC
By:
Its:
EXECUTIVE
By:	Thomas A. Lettero